As filed with the Securities and Exchange Commission on February 24, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VSURANCE, INC.

(Name of small business issuer in its charter)

NEVADA	8999	13-4303483
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4845 West Lake Road, Erie, PA 16505

Parasec (Agent for Service)

318 North Carson Street, Suite 208

Carson City, Nevada, 89701

888-972-7273

Copies of communications to:

JOSEPH I. EMAS

1224 WASHINGTON AVENUE

MIAMI BEACH, FLORIDA 33139

TELEPHONE NO.: (305) 531-1174

FACSIMILE NO.: (305) 531-1274

Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered	Proposed Maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Shares	25,000,000	$1.00	$25,000,000	$2,675.
Shares of common stock underlying warrants	25,000,000	$3.00	$75,000,000	$8,0250
Total				$10,700

(1)	Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act and computed pursuant to Rule 457 under the Securities Act.

No exchange or over the counter market exists for our common stock. The most recent price paid for our common stock in a private placement was $0.50.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2006

VSURANCE, INC

Minimum / Maximum Offering: 500,000 Units / 25,000,000 Units

Offering Price: $1.00 per Unit

Vsurance, Inc., a Nevada corporation, offers for sale, on a self- underwritten basis, a minimum of 500,000 units and a maximum of 25,000,000 units at a price of $1.00 per unit. Each unit consists of one share of common stock and one redeemable warrant, to purchase an additional share of common stock at an exercise price of $3.00 per share, expiring five years from the date of issuance. Proceeds from the sale of the units will be escrowed in a non-interest bearing account until the minimum number of units are sold. If the minimum proceeds are not received within 180 days from the date of this prospectus, which can be extended an additional 180 days in our sole discretion, all escrowed funds will be returned to subscribers without interest or deduction. This offering may continue past 180 days only if the minimum number of units has been sold.

Investing in our securities involves risk, see “ Risk Factors” page 2. Any investor who cannot afford to sustain the total loss of their investment should not purchase the securities offered herein. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This is our initial public offering. No public market currently exists for our shares, although we intend to apply for listing on the Over-the-Counter Bulletin Board in the future. We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering. The shares will be offered and sold by our officers and directors without any discounts or other commissions. An indeterminate number of shares may be sold through broker/dealers who are members of the National Association of Securities Dealers, and who will be paid a maximum of a 10% commission on the sales they make.

	Price to public	Underwriting Discounts and Commissions (1)	Proceeds to Company (1) (2)
Per Share	$1.00	$0.10	$0.90
Total Minimum	$500,000	$50,000	$450,000
Total Maximum	$25,000,000	$2,500,000	$22,500,000

(1)	Represents the maximum underwriting discounts and commissions we will pay if broker/dealers are used to sell the Units. We plan to have our officers’ offer and sell the Units. They will receive no discounts or commissions. We may, at our discretion, retain broker/dealers such to assist in the offer and sell of units. In such event, we will update this prospectus accordingly. All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
(2)	Proceeds to us are shown before deducting offering expenses payable by us estimated at $100,000, including legal and accounting fees and printing costs.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is February     , 2006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus contains market data related to our business. This data has been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other public reports that may be filed with the United States Securities and Exchange Commission (the “SEC”). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law.

Prospectus Summary

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our”, “ and the “company” and similar terms refer to Vsurance, Inc., and our subsidiaries collectively, while the term “ Vsurance “ refers to Vsurance, Inc., in its corporate capacity

Vsurance, Inc. hereafter referred to as we, us, our or “VSUR” was incorporated on July 26, 2005, in the State of Nevada. Vsurance intends to provide beneficial pet and horse resource centers—VetpetMD, Spot the Pet f/k/a Pinpoint Pet, and Purrfect Pet Club—via the worldwide web in order to sell pet merchandise as an online affiliate of a pet retailer, lost and found registration services (Pet ID tags), global positioning system technologies to locate lost pets and horses, and lastly liability, life, and health insurance policies to cover property damage, death, and veterinary expenses from and on pets and horses in the United States, United Kingdom and in other pet and horse concentrated countries. An online affiliate of a pet retailer is where we join with an existing online pet retailer in a revenue partnership. Vsurance would generate revenue through commissions earned on all sales made through the existing pet retailer’s website.

Once this offering is completed, we will complete the establishment of our resource centers, lost and found services and insurance products. We have not yet received any revenues from our intended operations, nor have we otherwise engaged in any business operations. Vsurance is a development stage company and in the absent of revenues and operations the Independent Audit Report dated December 31, 2005, cites a going concern.

The Offering

Securities Offered: Minimum of 500,000 units and a maximum of 25,000,000 units. Each unit consists of one share of common stock and one redeemable warrant to purchase an additional share of common stock for $3.00 within five years of the date of issuance. The common stock sold in the units and the common stock underlying the warrant has a par value of $.001. We will receive proceeds from the offering and from the exercise of the warrants; see “Use of Proceeds.”

Offering Price: $1.00 per unit.

Escrow Agent: Joseph I. Emas, Esq., shall act as escrow agent on our behalf.

Selected Financial Data as of fiscal year ended December 31, 2005

The following summary of financial data is qualified by reference to, and should be read in conjunction with, our financial statements and related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. Financial data as of December 31, 2005, have been derived from our financial statements audited by Durland and Company.

Income (Loss) from Operations	$(1,590,267)
Total assets	1,819,186
Total Liabilities	2,488,735
Preferred Stock	5,450,150
Common Stock	100,000
Dividends declared	0

Risk Factors

Any investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, results or operations could be materially and adversely affected. The trading of our common stock, once established, could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment. In order to attain an appreciation for these risks and uncertainties, you should read this Prospectus in its entirety and consider, including the Financial Statements and Notes, prior to making an investment in our common stock.

We have no operating history and expect to incur losses for the foreseeable future. Should we continue to incur losses for a significant amount of time, the value of your investment in the common shares could be adversely affected, and you could even lose your entire investment.

We were founded on July 26, 2005, have no operating history from inception to Prospectus date. We expect to incur losses for the foreseeable future due to additional costs and expenses related to:

•	The implementation of our business model;

•	Product manufacturing and program costs;

•	The development of our market and product offerings;

•	The continued requirement of capital for surplus to underwrite and issue insurance policies;

•	The development of strategic relationships;

We have a loan and should we default the value of your investment in common shares could be adversely affected, and you could even lose your entire investment.

On December 15, 2005, we executed a Loan and Security Agreement with Samir Financial, LLC (the “Lender”) for $4,000,000. This loan is due in full at the end of twelve months (December 14, 2006). All interest and expenses have been prepaid. The interest rate is 30% per annum. Security is all company assets including un-disbursed funds held in escrow. Closing fees together with prepaid interest totaled $2,450,000 which netted the Company $1,550,000 in proceeds that will be disbursed in accordance with a draw down schedule ($500,000 at closing; $250,000 on 1/1/2006; $250,000 in 2/1/2006; $250,000 on 3/1/2006; and $300,000 on 4/1/2006). Proceeds from this offering will be used to retire this loan.

If we only raise the minimum-offering amount we will likely have insufficient funds to begin all operations.

Based on our current operating plan, if the maximum number of units is sold we should have sufficient funds to satisfy our anticipated need for working capital and capital expenditures for the next 12 months. After that time, we may need additional capital. If, however, only the minimum number of units is sold, we most likely will not have sufficient funds to even initiate scaled down operations and will likely need to seek additional funding to commence operations. We will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in way that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and services and cause the price of our common stock to decline.

If we have to seek additional funding, which is likely given our loan and limited capitalization even after this offering, investors in this offering may suffer substantial consequences such as dilution or a loss of seniority in preferences and privileges.

If we need to raise additional capital to retire the loan and to implement or continue operations, we will likely have to issue additional equity or convertible debt securities. This will further dilute the percentage ownership of investors in this offering. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required, or that if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms we may be unable to retire our loan, fund our operations, develop and enhance our ecommerce technologies or respond to competitive pressures.

The competition for and difficulty in selling ecommerce services, retail products and insurance policies may adversely affect our ability to develop profitable operations.

Many companies and individuals that are engaged in ecommerce, retail products and insurance business, include large, established companies with substantial capabilities and long earnings records. There is a limited number of online mega pet retailers offering commissions to partnering affiliate web-based retailers, pet suppliers, global positioning system suppliers for our lost and found services, manufacturers as well as a very limited number of insurance companies available to underwrite these policies, in the United States, United Kingdom, and countries with a concentration of pets and horses where we intend to conduct our activities. We may be at a competitive disadvantage in promoting our ecommerce services and in selling our lost and found products as well as these insurance policies, as we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than we do.

The cost of an ecommerce venture and development of a global positioning system device for our lost and found product as well as the insurance program proposed may exceed our capital resources even if the maximum offering is sold.

Our profitability will be significantly affected by the costs and results of our ecommerce, lost and found and insurance program. As pets and horses have limited lives based on proven and probable mortality tables, the Company actively seeks to replace and expand its customer base, primarily through sales and development and, from time to time, through strategic ecommerce partnerships.

Excessive health and mortality claim risks are often unpredictable and we do not presently have insurance and certain risks will not be covered by insurance, which could adversely affect our business.

The business of insurance is generally subject to certain types of risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected diseases, changes in the regulatory environment, unexpected increase in veterinary treatments, and depletion of capital which is used to pay insurance claims. Such occurrences could result greater ecommerce expenses, monetary losses and possible legal liability.

We do not presently carry insurance to protect ourself against certain excessive health and mortality claims though it is our intention to obtain insurance in amounts that we consider to be adequate but which may not provide adequate coverage in certain unforeseen circumstances. We may also become subject to severe liability for insurable losses because of the business hazards against which we cannot insure or against which we may elect not to insure because of high premium costs or other reasons or we may become subject to liabilities which exceed policy limits. In such case, we may be required to incur significant costs that could have a material adverse effect on our financial performance and results of operations.

The costs of compliance with laws and regulations regarding ecommerce services and insurance operation could adversely affect our business.

Our proposed ecommerce center for beneficial pet resource services and pet and horse insurance operations are subject to the laws and regulations of federal, provincial, state and local governments in the jurisdictions in which we operate. These laws and regulations are extensive and govern ecommerce, development, production, exports, taxes, labor standards, occupational health and safety, insurance operations, product liability as a manufacturer, and other matters. Compliance with such laws and regulations increases the costs of planning, designing, developing, marketing, and constructing, operating, closing, various ecommerce partnerships. Amendments to current laws and regulations governing operations and activities of ecommerce and insurance companies or more stringent implementation or interpretation thereof could have a material adverse impact on the Company, cause a reduction in levels of production and delay or prevent the development of sales.

Failure to comply with applicable laws, regulations, permitting, and licensing requirements may result in enforcement actions there under, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures of additional consultation and remedial actions. Parties engaged in the sale of insurance policies and ecommerce operations may be required to compensate those suffering loss or damage by reason of the insurance activities and may have civil or criminal fines or penalties imposed for violation of applicable laws or regulations.

The enactment of new laws or amendments to current laws, regulations and licenses governing operations and activities of ecommerce and insurance companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or policy sales costs or reduction in levels of production through marketing partnerships or require abandonment or delays in development of sales.

General risks attendant to insurance operation and development could adversely affect our business.

Insuring against loss where no or limited history exists is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to adequately price insurance policies but from finding good insurable pets and horses which, though present, are insufficient in quantity and unless extensive marketing is done which will increase costs and fail to produce a profit from sales. The marketability of these pet and horse insurance policies may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, illness and disease, and such other factors as government regulations, including regulations relating to royalties, allowable policy rates, the combination of which factors may result in us not receiving an adequate return on investment capital.

Lost and found global positioning system device sales, ecommerce development efforts as well as insurance policy sales may be unsuccessful.

There is no certainty that the expenditures to be made by us in the establishment of the ecommerce resource center, development of a global positioning system device for lost and found recovery services, and in our efforts to sell these pet and horse insurance policies described herein will prove successful or deliver sales material in commercial quantities. Most insurance products that explore a new type of insurable risk as well as new pet products do not deliver sales material in commercial quantities and we cannot be certain that any particular level sales will in fact be realized or that any identified pet or horse owner will in fact purchase these policies or products will be material in commercial quantities. Estimates of capital reserves requirements on these policies can also be affected by such factors as geographical permitting regulations and requirements by insurance and governmental authorities, unforeseen technical difficulties, unusual or unexpected illness or disease. In addition, the underwriting margin may differ from that indicated by initial actuary forecast. Short term factors relating to losses, such as the minimal number of policies as compared to the dollar value of claims may also have an adverse effect on the results of operations.

Policy prices may not be sufficient to generate profits if and when we have policies to sell.

The price of veterinary treatment is volatile over short periods of time, and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved medical techniques. We do not know when or even if we will have pet and horse policy production and cannot predict the market prices for veterinary treatment if and when policy sale begins. It is possible that policy prices will not be sufficient to cover the costs of claims, production and generate profits even if we commence policy sales production.

Global positioning system device prices for lost and found services may not be sufficient to generate profits if and when we have a product to sell.

The price of global positioning system technology is volatile and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved technological techniques. We do not know when or even if we will have pet and horse locating device produced and cannot predict the market prices for such a device in all markets, and even if and when device sale begins. It is possible that the devices price will not be sufficient to cover the costs of hardware, production, monitoring and generate profits even if we commence product sales production.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends or that even if the funds are available, that the dividends will be paid.

There is no public (trading) market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network; therefore, our investors may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in general economic conditions and in the pet healthcare industry;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;

•	loss of a major customer, partner or joint venture participant; and

•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Once publicly trading, the application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares. The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•	Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material adverse effect on our results of operations.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We will incur increased costs as a result of being a public company, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Nasdaq National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and required to incur substantial costs to obtain the same or similar coverage. These costs could materially adversely affect our results of operations.

Our officers, directors, and key participants currently own approximately 67% of the issued and outstanding preferred and common shares as of December 31, 2005. These shares were issued in exchange for services and cash investments. The price per share ranged from $0.03 to as much as $0.50. Such concentrated control allows these shareholders to exert significant influence in matters requiring approval of our shareholders.

Our officers, directors, and key participants, taken as a group, currently beneficially own approximately 67% of our outstanding common stock on fully diluted basis. Such concentrated control of the company may adversely affect the price of our common stock. Our officers and director may be able to exert significant influence, or even control, over matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval.

Investors in our common stock will experience immediate and substantial dilution as a percentage of their holdings.

The net tangible book value of our preferred and common stock at December 31, 2005 was $0.001 per share based on 5,550,150 preferred and common shares outstanding. Compared to the currently outstanding shares of our stock, investors will experience an immediate dilution of 18% if the maximum offering is sold and 91% if the minimum offering is sold. If all preferred stockholders converted to common issued and outstanding shares at December 31, 2005 would be 25,550,750 investors would experience an immediate dilution of 51% if the maximum offering is sold and 98% if the minimum offering is sold.

Our offering price is arbitrarily determined and is unrelated to any measure of value, actual income or assets.

Our offering price of $1.00 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

We have two employees and are largely dependent upon our officers and consultants, who have ecommerce and insurance experience, to develop our business.

We rely heavily upon our officers to meet our needs. Mr. J. Matt Lile, III, RHU, our president, Mr. Malcolm Pollard, CPA, JD, our secretary/treasurer, Brad Green our consulting MIS Specialist, and consulting accountant maintain outside employment, which limits the time they can devote to VSUR’s matters. Moreover, Mr. Lile while having experience in life insurance operations has little to no experience in pet insurance operations and will be reliant on consultants. There are no consulting agreements in place at this time with any insurance specialists; however, the Company has and continues to pay various consulting professionals on an as needed basis.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

Forward -Looking Statements

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and its industry. When used in this prospectus, the words “expects,” “anticipates,” “estimates,” “intends” and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” “Business” and elsewhere in this prospectus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Risks associated with forward-looking statements

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

(1)	Our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,

(2)	Our ability to market our products on a global basis at competitive prices now and in the future,

(3)	Our ability to maintain brand-name recognition for our products now and in the future,

(4)	Our ability to maintain an effective distributors’ network,

(5)	Our success in forecasting demand for our products now and in the future,

(6)	Our ability to maintain pricing and thereby maintain adequate profit margins,

(7)	Our ability to achieve adequate intellectual property protection and

(8)	Our ability to obtain and retain sufficient capital for future operations.

Where you can get additional information

We will be subject to and will comply with the periodic reporting Requirements of Section 12(g) of the Securities Exchange Act of 1934. We will furnish to our shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, which is a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or from the Commission’s internet website, www.sec.gov and searching the EDGAR database for Vsurance Inc. Copies of such materials can be obtained from the Commission’s Washington, D.C. office at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Use of Proceeds

The following table sets forth management’s estimate of the allocation of net proceeds expected to be received from this offering. Actual expenditures may vary from these estimates. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.

	Maximum 25,000,000 units	If 5,000,000 units are sold	Minimum 500,000 units
Total Proceeds	$25,000,000	$5,000,000	$500,000
Less:
Commission (1)	2,500,000	500,000	50,000
Offering expenses filing fees	100,000	100,000	100,000

Net Proceeds	22,400,000	4,400,000	350,000
Use of Net Proceeds
Equipment/software	1,000,000	500,000	100,000
Surplus Reserves	8,000,000	1,500,000	0
Marketing	7,000,000	1,000,000	100,000
Alliances & Acquisitions	2,000,000	500,000
License and registration	500,000	500,000	50,000
Working capital (including inventory)	3,900,000	400,000	100,000

Total use of net proceeds	$22,400,000	$4,400,000	$350,000

(1)	We plan to have our officers’ offer and sell the Units. They will receive no discounts or commissions. To the extent that our officers sell the units, the proceeds which allocated for commissions will be additional working capital. We do not have any agreements, arrangements or understandings with any broker/dealers to offer or sell our units, although we may, at our discretion, retain such to assist in the offer and sell of units. This represents the maximum underwriting discounts and commissions we will pay if broker/dealers are used to sell the Units.

Determination of Offering Price

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition, prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Dividends

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

Dilution

The proceeds from the sale of units will vary depending on the total number of units sold. If all 25,000,000 units offered hereunder were sold, there would be a total of 25,100,000 common shares and 5,450,150 preferred shares issued and outstanding as of December 31, 2005. If the preferred shares converted to common shares there would then be 50,550,750 common shares issued and outstanding as of December 31, 2005. If the maximum 25,000,000 units were sold the net proceeds after deducting the offering costs of $2,600,000 will be $22,400,000. Adding the net offering proceeds to the net tangible book value; our total net tangible book value would be $25,396,268.99. Dividing our net tangible book value by the number of shares outstanding, after the sale of the maximum offering results in a per share net tangible book value of approximately $0.83 and $0.50 on a fully diluted basis wherein after all preferred shares converted to common shares.

Therefore, the shareholders who purchase in this offering will suffer an immediate dilution in the book value of their shares of approximately $0.50 or approximately 50% and our present shareholders will receive an immediate book value increase of approximately $0.38 per share on a fully diluted basis.

If the minimum 500,000 units offered hereunder were sold, there would be a total of 600,000 common shares and 5,450,150 preferred shares issued and outstanding. If the preferred shares converted to common shares there would be 26,050,750 common shares issued and outstanding. The net proceeds after deducting the offering costs of $150,000 will be $350,000. Adding the net offering proceeds to the net tangible book value; our total net tangible book value would be $3,346,268.99. Dividing our net capital book value by the number of shares outstanding discloses a per share book value of approximately $0.55 and $0.13 on a fully diluted basis wherein after all preferred shares converted to common shares. Therefore, the shareholders who purchase in this offering will suffer an immediate dilution in book value of their shares of approximately $0.87 or approximately 87% and our present shareholders will receive and immediate book value increase of approximately $0.01 per share.

The following table illustrates the dilution, which will be experienced by investors in the offering on a fully diluted basis:

	If maximum offering sold	If minimum offering sold
Offering price per share before deduction of offering expenses	$1.00	$1.00
Net tangible book value per share before the offering	0.12	0.12
Net tangible book value per share after the offering	$0.50	$0.13
Dilution to new investor per share	$0.50	$0.87
Dilution to new investor as a percentage	50%	87%

Comparative Data

The following chart illustrates our pro forma proportionate ownership assuming all preferred shares had converted to common shares, upon completion of the offering, assuming the maximum number of units is sold, of present stockholders and of investors in the offering, compared to the relative amounts paid and contributed to our capital by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

If maximum offering of 15,000,000 is sold

	Shares Owned	Approximate Percentage Total Shares Outstanding	Total Consideration	Approximate Percentage Total Consideration	Average Price / Share
New Investors	25,000,000	49%	$25,000,000	98.96%	$1.00
Existing Shareholders	25,550,750	51%	$920,718	1.04%	$0.04

If minimum offering of 500,000 is sold

New Investors	500,000	0.02%	$500,000	35.19%	$1.00
Existing Shareholders	25,550,750	98%	$920,718	64.81%	$0.04

Selling Security Holders

None of our existing shareholders is selling securities pursuant to this prospectus.

Plan of Distribution

Currently we plan to have our officers sell the common shares on a self-underwritten basis. They will receive no discounts or commissions. Our officers will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or a part of this offering.

We also may retain licensed broker/dealers to assist us in the offer and sell of the units, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers. The maximum underwriting discounts and commissions we are willing to pay to engage broker/dealers is 10%. In the event we retain any broker/dealers to assist in the offer and sell of units we will update this prospectus accordingly.

In order to buy units you must complete and execute the subscription agreement and return it to us at 4845 West Lake Road, Erie, PA 16505. Payment of the purchase price must be made by check payable to the order of “Vsurance, Inc.,” The check may be delivered directly to 4845 West Lake Road, Erie, PA 16505, telephone 814-838-8258, or to us at the abovementioned address. Any subscription funds we receive will be delivered to the Escrow Agent by no later than noon of the business day following receipt.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Our officers will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.	The person is not at the time of their participation, an associated person of a broker/dealer; and,

3.	The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not nor will not participate in the sale of securities of any issuer more than once every twelve months. Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the United States of America, the Canadian Provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario, and/or offshore.

Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above described regulatory burdens.

Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Management

The following table sets forth our director and executive officers, their ages, and all offices and positions held. Directors are elected for a period of one year and thereafter serve until the stockholders duly elect their successor. Officers and other employees serve at the will of the Board of Directors.

Name	Age	Position	Term since
J. Matt Lile, III, RHU	48	President	December 2005
Allen A. Hayes, MD PhD	60	Director	August 2005
Malcolm L. Pollard, JD, CPA	64	Director, Secretary & Treasurer	August 2005
Ann M. Perniciaro	41	Director	August 2005
J. Michael Pickens, JD	44	Director	February 15 2006

All of our directors serve until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal. The following is a brief description of the business experience of our executive officers, director and significant employees:

Business Experience of Officers and the Director

J. Matt Lile, III, RHU, President since 11/30/05: The ecommerce marketing visionary for Vsurance is Mr. Matt Lile, a results-driven management professional with more than 20 years of successful experience in building profitable life and health insurance organizations within highly competitive markets. His skills include insurance management and P&L management of all corporate operating, sales, marketing, product, customer services, and human resource management functions. Consistently successful in identifying and capitalizing upon market opportunities to drive revenue and profit growth.

•	1998 to present: President and CEO of Advanced Insurance Group of America and subsidiaries being Advanced Insurance Brokerage, Advanced Insurance Administration, Physicians Medical Review, Employers Choice Health Alliance, Risk Management Solutions, and Med RX. Additional, Mr. Lile owns 82.5% of Cosmopolitan Life Insurance Company, a private insurance company charted in Arkansas in 1931.

Malcolm L. Pollard, JD, CPA, Director, Secretary and Treasurer since 8/31/05: The corporate secretary and treasurer as filed with the state of domicile. Mr. Pollard is a very knowledgeable tax, corporate, and certified public account. In his professional career spanning 35-years he is now engaged in a varied practice involving tax, contracts, domestic relations, bankruptcy, start up ventures, quality and peer reviews, and generalized accounting practice.

•	1990 to present: Self employed attorney and certified public accountant, Erie Pennsylvania. Engaged in a varied practice involving tax, contracts, domestic relations, bankruptcy, startup ventures, quality and peer reviews, and generalized accounting practices.

•	1989 to 1990: Served as the Divisional Controller and Administrative Manager for Great Lakes Evergreen Division of American Nursery Products, Madison, Ohio preparing financial reports and handling administrative matters for division of major agribusiness.

Ann Perniciaro, Director since 8/31/05: Finer Custom Clothing Fashion Design professional with a background that spans over 15 years in the Movie, Music, Theater, Television, Retail and Private Label industries. Clientele includes: Max Mara, Gucci, Ralph Lauren, Joan and David, Pelle Pelle, as well as many celebrities, dignitaries, corporate executives and private clients.

•	1993 to present: Self employed fashion designer, Birmingham Michigan. Provide fashion, style, and accessorizing advice to customers including the development of privately designed clothing products. Customer clientele includes not only celebrities, dignitaries, corporate executives, but retail labels such as Gucci, Ralph Lauren, and Max Mara.

Allen A. Hayes, MD, PhD, Director since 8/31/05: Sports Medicine professional, dedicated to recreational, competitive, able-bodied, and the physically challenged. He specialized in preventative and diagnostic sports medicine. He has a record of leadership in identification and resolution of problems faced by professional as well as amateur world class athletes. He is also an effective and recognized author of abstract concepts and theories affecting the world class athlete. Allen is published in Science and Medicine in Sports, and Physician and Sports Medicine. Assistant Chief Medical Officer for Nautilus sports medical industry. Published and article Politics and War: The Twelve Fatal Decisions that Rendered the Defeat in Viet Nam.

•	1995 to 2000: Under Harold Lasker MD on a part-time basis at South Oaks Hospital provided medical services for physically challenged.

•	1997 to 2000: Independent medical practitioner in sports medicine at Rutgers University.

J. Michael Pickens, JD, Director since 2/15/06: Legal counselor specialized in the areas of insurance regulatory law, expert witness testimony in regulatory law, litigation matters pertaining to Workers Compensation, and State and Federal Government relations. Mr. Picken’s published works includes a published article in the

NAIC’s 2003 Agenda Modernizing State Insurance Regulation: “A Legacy of Consistency, Efficiency and Trust” 21:3 Journal of Insurance Regulation 117 (2003).

•	October 2005 to present: Serve on the Federal Crop Insurance Corporation Board.

•	1997 to 2005: Insurance Commissioner of the State of Arkansas.

•	2004 to 2004: Chairman of the NAIC’s International Insurance Relations Committee Antifraud Task Force and USA Patriot Act Working Group.

•	2003: President of the National Association of Insurance Commissioners

•	1990 to 1997: Partner in the Friday, Eldredge & Clark law firm. Resumed position in 2006 after retiring as Insurance Commissioner of the State of Arkansas.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Committees and Independence

All of the directors serve until the next annual meeting of shareholders and until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal. Our Bylaws set the authorized number of directors at not less than one or more than nine, with the actual number fixed by our board of directors. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution.

Our board of directors intends to established two committees, an Audit Committee and a Compensation Committee. The principal functions of the Audit Committee will be to recommend the annual appointment of the Company’s auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company’s operating results and to review the Company’s internal control procedures. The principal functions of the Compensation Committee will be to review and recommend compensation and benefits for the executives of the Company.

The Company’s Board of Directors resolved that members of the Board can be appointed to consulting Audit and Compensation Committees, and the initial number of the Board members shall be later amended by the Board.

The entire Board of Directors will perform the function of the Audit and Compensation Committee until we appoint directors to serve on the Audit Committee and Compensation Committee.

Compensation of Board of Directors Members

We currently have four (4) directors. Our current compensation policy for our directors is to compensate them through convertible securities to purchase common stock as consideration for their joining our board and/or providing continued services as a director. We currently provide our directors with $675 in cash compensation per month, reimbursement of their out-of-pocket travel expenses, and optional health insurance benefits at a cost of $419 per month. At this time only one director has participated in the insurance program through United Health Care. No additional amounts are payable to the Company’s directors for committee participation or special assignments. There are no other arrangements pursuant to which any directors was compensated during the Company’s last completed fiscal year for any service provided.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the preferred stock as of August 31, 2005, by (i) each person who is known by the Company to own beneficially more than 5% of any classes of outstanding common stock, (ii) each director of the Company, (iii) each of the Chief Executive Officers and the executive officers (collectively, the “Named Executive Officers”) and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under securities law, a person is considered a “beneficial owner” of a security if that person has or shares power to vote or direct the voting of such security or the power to dispose of such security. A person is also considered to be a beneficial owner of any securities of which the person has a right to acquire beneficial ownership within 60 days. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is disclosed in the table below.

This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 5,550,150 preferred and common shares which are presently outstanding, assuming the maximum offering of 25,000,000 units are sold, and on a fully diluted basis. The table also shows the number of shares of common stock beneficially owned as of December 31, 2005, by each individual directors and executive officers and by all directors and executive officers as a group.

Name and address	Amount of beneficial ownership	% of class before offering	% of class after offering*
Coactive Systems, Inc. 3894 Kropf Ave SW Canton, Ohio 44706	760,050 Preferred Class A Shares	14%	8%

Terrance Kelley 1900 Rocky Springs Drive Lake City, Colorado 81235	403,350 Preferred Class A Shares	8%	4%

Donna L. Killean 1339 Laurel Green Court Trinity, Florida 34655	356,700 Preferred Class A Shares	7%	3%

Holly Stanley 527 23rd Street NW Canton, Ohio 44709	1,500,000 Preferred Class A Shares & 30,000 Preferred Class B Shares	29%	15%

Sara Mirza Trust 20682 N Plumwood Drive Chicago, Illinois 60047	600,000 Preferred Class A Shares	12%	6%

Albert Grasso 20682 N Plumwood Drive Chicago, Illinois 60047	600,000 Preferred Class A Shares	12%	6%

•	Assumes that 25,000,000 units are sold in this offering.

Changes in Control

We are not aware of any arrangements, which may result in a change in control of the Company other than if the Company defaulted on its loan to Samir Financial, LLC (the “Lender”).

The Loan: On December 15, 2005, we executed a Loan and Security Agreement with Samir Financial, LLC for $4,000,000. This loan is due in full at the end of twelve months. All interest and expenses have been prepaid. In the event of default the Lender through their first lien position on all Company assets would acquire a control of the Company. Default occurs if the Company could not repay the loan, a single payment balloon note, due December 14, 2006.

Description of Securities

Preferred and Common Stock

We are presently authorized to issue 250,000,000 shares of $.001 par value common stock. We are also authorized to issue 10,000,000 shares of $.001 par value preferred stock which has three classes. Class A preferred stock 8 million shares provides for, at the holders’ option, a 1 to 5 conversion to common stock i.e. for every one share of Class A preferred stock converts to 5 shares of common stock. Additionally, for every 1 share of Class A preferred stock equals 5 common share votes. Class B preferred stock 2 million shares provides for, at the holders’ option, a 1 to 2 conversion to common stock i.e. for every one share of Class B preferred stock converts to 2 shares of common stock. Additionally, for every 1 share of Class B preferred stock equals 2 common share votes. Class C preferred is a designated class with no shares authorized. Preferred Class C stock provides for, at the holders’ option, a 1 to 25 conversion to common stock i.e. for every one share of Class C preferred stock converts to 25 shares of common stock. Additionally, for every 1 share of Class C preferred stock equals 25 common share votes. All shares when issued will be fully paid and non-assessable. All common stock shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share they own at any shareholders’ meeting. Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such a distribution to shareholders. There are no conversion rights, pre-emptive or other subscription rights or privileges with respect to common shares. Reference is made to our Articles of Incorporation for a more complete description of the rights and liabilities of holders of common stock. Our shares do not have cumulative voting rights; consequently the holders of more the 50% of the shares voting for each election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors. We will furnish annual reports to our shareholders, which will include financial statements and other interim reports as we deem appropriate. Preferred shares are not equal to common and depending on the preferred class, voting rights are not the same.

Warrants

We currently have no issued or outstanding warrants. As part of this offering, each unit sold will contain a warrant. Each warrant represents the right to purchase one share of common stock at a price of $3.00 per share within five years from the date of issuance. The warrants will be immediately exercisable.

The exercise price and the number of shares to be issued upon exercise of the warrants are subject to adjustment in certain events, to the extent that such events occur after the effective date of the warrant agency agreement with Joseph I. Emas Attorney at Law, including the issuance of common stock as a dividend on shares of common stock, subdivisions or combinations of the common stock or similar events. Except as stated in the preceding sentence, the warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common stock for less than the exercise price of the warrants or the current market price of our securities.

We have the right to redeem the warrants at any time prior to their conversion upon not fewer than thirty days written notice to the warrant holder. We may call either the warrants in whole or in part, or may call varying parts of each class at any one time. If a call is made in part with respect to any class, the warrants called shall be determined by lot. The redemption price for the warrants shall be $.001 for each warrant. The warrants may only be redeemed after the common stock publicly trades at a bid price above $3.25 for a period of ten consecutive trading days. We shall request the warrant agent to provide written notice to the registered holders of the warrants selected for redemption, giving the dates as of which such warrants shall be redeemed. The warrants called for redemption shall not be exercisable after the redemption date. Payment of the warrant redemption price shall be made by check payable to the registered holder, thereof, on the books of the warrant agent. All notices of redemption shall be effected in accordance with the provisions on notice described in Section 12 hereof.

Holders of warrants will be entitled to notice in the event of (a) our granting to all holders of common stock of rights to purchase any share of capital stock or any other rights or (b) any reclassification of the common stock, any consolidation of our company with, or merger into any other entity or merger of any other entity into Vsurance, Inc., (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of any outstanding share of common stock), or any sale or transfer of all or substantially all of our assets.

We have reserved from authorized, un-issued shares a sufficient number of shares of common stock for issuance on exercise of the warrants. During the period in which a warrant is exercisable, exercise of such warrant may be effected by delivery of the warrant, duly endorsed for exercise and accompanied by payment of the exercise price and any applicable taxes or governmental charges, to the warrant agent. The shares of common stock issuable on exercise of the warrant will be, when issued in accordance with the warrants, fully paid and non-assessable.

The holders of the warrants have no rights as stockholders until they exercise their warrants.

Warrant and Transfer Agent

Madison Stock Transfer P.O. Box 145, Brooklyn, NY 11229, has agreed to serve as transfer agent and registrar for our outstanding securities upon completion of this offering.

Liquidation Rights

Upon our liquidation or dissolution, each outstanding common share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities. Preferred shares have no special liquidation rights.

Voting Rights

Holders of our common shares are entitled to cast one vote for each share on common stock held of record at all shareholders meetings for all purposes. Holders of our Class A preferred stock cast 5 votes for each share held. Holders of our Class B preferred stock cast 2 votes for each share held. Our designated Class C preferred stock, of which none have been authorized, would cast 25 votes for each share held.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors

Other Rights

Common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering. There is no provision in our charter or by-laws that would delay defer or prevent a change in control of us. Preferred Class A, B, and designated C Class preferred shares have conversion rights to common shares. Preferred Class A converts to 5 shares of common stock for each share held. Preferred Class B converts to 2 shares of common stock for each share held. The Designated preferred Class C converts to 25 shares of common stock for each share held.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation. At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination”, unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Related Party Transactions Within The Past Two Years. There are no certain transactions or have there been any proposed transactions during the last two years to which we were a party, or proposed to be a party, in which certain persons had a direct or indirect material interest.

Interest of Named Experts and Counsel

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Vsurance. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in Vsurance.

Legal Matters

Certain legal matters will be passed upon for us by Joseph I. Emas, Attorney at Law, Miami, Florida. Mr. Emas holds 50,000 shares of preferred class B stock.

Accounting Matters

The audited financial statements for the period from inception (July 26, 2005) to December 31, 2005, included in this prospectus and elsewhere in the registration statement have been audited by Durland and Company, CPAs, P.A, a CPA Firm.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2005.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

ADDITIONAL INFORMATION

Currently, we are not required to deliver our annual report to security holders. However, we will voluntarily send an annual report, including audited financial statements, to any shareholder that requests it. We are subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission and provide shareholders with the information required under the Securities Act of 1934.

We are filing this registration statement on form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in this registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Vsurance, Inc. and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Vsurance, Inc., and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Description of Business

Company History

Vsurance, Inc., was incorporated on July 26, 2005 in the State of Nevada. We do not own any properties as we are in the exploration stage. We work from our various residential offices and consider 4845 West Lake Road, Erie, PA 16505 to be our primary location for the Company. The Issuer presently has an Internet website www.vsurance.com.

Upon formation, 4,850,150 preferred shares class A and 600,000 preferred shares class B were issued to our directors, officers and key suppliers and consultants for cash contributions, software, and services valued $920,718.50 for an average per share price of $0.17.

Business Strategy

Vsurance, Inc. was incorporated on July 26, 2005, in the State of Nevada. Vsurance is a development stage Company. Vsurance intends to provide beneficial pet and horse resource centers—VetpetMD, Spot the Pet f/k/a Pinpoint Pet, and Purrfect Pet Club—via the worldwide web in order to sell pet merchandise as an online affiliate of a leading pet retailer, lost and found registration services (Pet ID tags), global positioning system technologies to locate lost pets and horses, and lastly liability, life, and health insurance policies to cover property damage and veterinary expenses from and on pets and horses in the United States, United Kingdom and in other pet and horse concentrated countries. An online affiliate of a pet retailer is where we join with an existing online pet retailer in a revenue partnership. Vsurance would generate revenue through commissions earned on all sales made through the existing pet retailer’s website.

The Company’s aim through these resource centers, products, and services is to generate revenue while building a database of pet owners. This Company owned list shall then be harvested to develop an insurance policyholder base of companion pet and horse owners worldwide. Providing a tangible product to amass pet owner names, reduces policy acquisition cost which has been one of the highest contributing factors to pet insurance provider failures in the United States and Worldwide.

The focusing strategy is to provide companion pet and horse-owners beneficial services and sell tangible products to build a company owned database of names for harvesting to sell its pet insurance products (life, liability and health). Delivery channels will include retailers, commercial, government, educational system, medical profession, employee benefit programs, direct marketing, social associations/memberships, and possibly; however, uncertain and might never occur through Home Shopping Network and QVC.

The Purrfect Pet Club product, envisioned to be available in retail stores, will provide pet owners with lifetime membership in the club, lifetime access to VetpetMD, lifetime lost and found registration (Pet ID Tag enclosed) with 24/7 pet owner support, one-year accidental death and home-away care insurance with an interactive educational CD about pets (games and health/training tips for pets) with an estimated suggested retail price ranging from $6.95 to $19.95.

The Spot the Pet f/k/a Pinpoint Pet product, envisioned to be available in pet retail stores and possibly on HSN/QVC, will provide pet owners with the latest technology in pet recovery and location. Using a GPS pet collar we will track and locate our clients’ pet through communication to their cellular telephone in the event they stray from their designated perimeter. Included with this product will be lifetime membership in the club, lifetime access to VetpetMD, one-year accidental death and home-away care insurance with an interactive educational CD about pets (games and health/training tips for pets) with an estimated suggested retail price ranging from $89.95 to $200.00 with a monthly service fee thereafter comparable to that of a normal cell phone service.

Vsurance is prepared to be a completely virtual company meaning all applications, enrollments, billing, customer service, and claims are paperless and Internet based. Moreover, Vsurance will market, process, and distribute through traditional channels. Additionally, Vsurance has identified alternate markets and distribution channels to ensure their products are accepted worldwide. The Company’s Web-based Interactive System has been developed by these principals with a pet health insurance systems programming firm. This program’s efficiency combined with the Company’s innovative marketing strategies that management hopes overcome regulatory obstacles, will make Vsurance the among most efficient administrative pet and horse insurance provider in the United States and possibly worldwide. With that said the Company is presently not engaged in any operations and there is nothing to support that these statements could, can, or are expected to be achieved and/or accomplished.

(b) ISSUER’S PRODUCTS OR SERVICES:

Companion Pet and Family Horse Resource Centers of Vsurance

The Purpose of these resource Centers

These resource centers cultivate an online community of pet and horse owners. By virtue of not only the products and services, but the availability, interactive involvement, and exchange of information creates and builds the database of pet owners. This database is then harvested to acquire pet and horse insurance policies cost effectively. The challenge that poses each and every pet insurance provider, with an average pet insurance policy costing a minimal sum of $250 annually, is the cost incurred to generate the inbound telephone call. These resource centers and tangible products allow Vsurance to amass a database of pet-owners (leads/prospects if you will), cost effectively, that can be harvested to build not only a profitable book of pet insurance policyholders worldwide but a cost effective one as well. These resource centers are also additional revenue generating centers to Vsurance.

VetpetMd

This is a web-based resource center that provides companion animal owners and veterinarians with the most objective, credible and trusted source of animal healthcare information so our animals lead healthy active lives. This online facility will be much like and similar, but not replicating or identical to the successful online human medical services website known as WebMD®. Presently no such resource center exists.

Purrfect Pet Club

This is a web-based resource center that provides companion animal owners with membership benefits and rewards, such as lost and found registration service (pet tags with 24/7 lost pet support), shopping to more than 10,000 quality pet related products, and life and health “medical” insurance for their animals.1 Presently no overall club with these proposed benefits exists. What is available is breed specific associations such as the Basset Hound Club.

Combined with the lost and found registration service will be our Home-away Care policy. This policy provides coverage for veterinary fees if your pet requires life saving treatment while lost and brought to a veterinary hospital.

Spot the Pet f/k/a Pinpoint Pet

This is a resource center that provides lost and found services to animal owners using Global Positioning System (GPS) technology. A GPS receiver and a Global System for Mobile Communications (“GSM”) modem with special software incorporated into the pets collar allows pet owners easily and remotely to monitor the location of their pet via cell phone or PDA anywhere in the world with suitable GSM availability. This technology has successfully been used to track animals in research. Animal-ID.com secure solutions is the potential product developer for the Spot the Pet f/k/a Pinpoint pet service.

Combined with the Pinpoint Pet GPS/GSM service will be our Home-away Care policy. This policy provides coverage for veterinary fees if your pet requires life saving treatment while lost and brought to a veterinary hospital.

[1]	Online shopping services through affiliate program with Mega Pet Retailer that offers commissions ranging from 14% to 8% depending on monthly volumes.

Purrfect Pet Insurance

This is a web-based resource center that provides companion animal owners with life and health “medical” insurance products for pets. Our target audience “pet owners of dogs and cats”—insurance for birds and other pets will also be available—for as little as $8.33 to $31.58 per month can insure their pet against illness, accident, or injury for life with benefit limits ranging from $8,000 to $13,000 per year. Coverage in the event of death of your dog or cat is also available with benefit limits of $500 and $1,000 for non-show pets for as little as $0.46 to $2.92 per month when combined with our health insurance plans. When purchased separately premiums are $45 and $90. We also provide coverage for show dogs and cats with benefit limits ranging from $1,500 to $20,000 to a low of $11.25 to $150 per month. Liability insurance coverage through a risk sharing group will be available to pet owners with the purchase of a health insurance policy.

Purrfect Horse Insurance

This is a web-based resource center that provides family horse owners with life and health “medical” insurance products for their horses. Historically and currently insurance companies target thoroughbred and competition horses with mortality insurance products which can cost anywhere from $100,000 to millions of dollars. These policies represent in essence loss of income insurance since these animals provide a monetary return to their owners. Our strategy is reaching to the overlooked family and non-competition horse market whose horse values are much less than those of competition horses with similar health “medical” coverage as our pet insurance plan. Underwriting guidelines, rates and forms have all been completed and ready for implementation. Loss statistics derived from the identical source as was our pet data, the American Veterinarian Medical Association (AVMA).

Managements Discussion and Analysis of Financial Condition Plan of Operations

Statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases and in oral statements made with the approval of an authorized executive officer which are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date, made and represent only the best present assessment of our management. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (i) the extremely competitive conditions that currently exist in the market for companies similar to the Company and (ii) lack or resources to maintain the Company’s good standing status and requisite filings with the Securities and Exchange Commission, (iii) possible need for additional financing; (iv) competition; (v) dependence on management; and (vi) risks related to proprietary rights. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. The following discussion should be read in conjunction with our financial statements and their explanatory notes included as part of this prospectus.

This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Our plan of operations for the next twelve months is to raise funds through the offering. The principal use of the offering proceeds will be to provide working capital necessary upon commencement of operations until sufficient revenues are generated to cover such operating expenditures, please see Use of Proceeds, page 10.

To commence active business operations we will need to engage in a number of planning stage and preliminary activities. We will apply for a prospective license, or acquire a license to become an insurance company in order to begin underwriting the pet and horse health insurance policies. Other commencement activities include developing the online websites for all of our pet resource centers, hiring professionals, purchasing and putting into place the necessary equipment to operate these online resource and pet insurance centers. These activities will also include the establishment of various product marketing channels and determine the expected cost to build and establish a pet owner database from which insurance product marketing can commence. We will undertake and work to finish these activities upon completion of this offering.

We have started some of the activities on a small scale since securing funds through a loan with Samir Financial but their completion cannot occur without the completion of this offering. From inception through the present—February 22, 2006—we have spent a substantial amount of time in strategic planning and budgeting. We have determined what we believe the price of our insurance products should be along with the relative claims exposure on this insurable risk. We then estimated the policy acquisition cost and administrative expense for servicing these policies to arrive at the selling price. If these prices are incorrect it could result in an operating loss for us as a result of a higher loss ratio on claims to premiums.

While budgetary selling prices have been established for our other services and products, no definitive work has commenced in development of these products and activities; therefore, it is possible that these prices could be incorrect. If after development a different price is deemed necessary it could result in an operating loss for us.

We have not devoted much time to raising capital other than the investments from the founders, funds lent from the lender, Samir Financial, and the small capital raise using a stock purchase agreement pursuant to Regulation D Rule 504. This offering is our initial endeavor in raising operating capital for the Company.

Vsurance is a startup and development stage company because it has not commenced any operations so far. Its online resource centers are under development and we are working toward becoming a licensed insurance provider but all of these activities are contingent on the completion of this offering. As a result Vsurance is a development stage company and in the absent of revenues and operations the Independent Audit Report dated December 31, 2005, cites a going concern. This factor among others may indicate that the Company will be unable to continue as a going concern.

Liquidity and Capital Resources

As of December 31, 2005 we had total assets of $1,819,186 of which 427,255.10 was in cash. As a result of our current lack of capital and loan obligation to the Lender, wherein all company assets including cash is pledged as collateral, we are completely dependent upon the sale of the maximum offering to implement our business plan. Even if the maximum offering is sold, we anticipate having to raise additional capital after twelve months.

Description of Property

We do not own any properties as we are in the exploration stage. We work from our various residential offices and consider 4845 West Lake Road, Erie, PA 16505 to be our primary location for the Company.

The Issuer presently has an Internet website www.vsurance.com.

Transactions with Management and Founders

The Company except for the issuance of 3,230,150 shares of preferred class A and 480,000 shares of preferred class B stock to our officers, directors, and key participants in exchange for services and cash investments at a price range of $0.03 to as much as $0.50 per share with an overall average of $0.17 per share, we have not entered into any other transactions with management.

Market for Common Equity and Related Stockholder Matters

At present, our securities are not traded publicly. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. A purchaser of shares may, therefore, find it difficult to resell the securities offered herein should he or she desire to do so when eligible for public resale. Furthermore, the shares are not marginable and it is unlikely that a lending institution would accept our common stock as collateral for a loan. Pursuant to this registration statement, we propose to publicly offer a minimum of 500,000 units and a maximum of 25,000,000 units. Each unit will consist of one share of common stock, one redeemable warrant, to purchase an additional share within five years. To date, none of our outstanding shares of common stock are subject to outstanding options, warrants to purchase or securities convertible into common stock. We have not agreed to register shares of common stock held by existing security holders for resale. As of December 31, 2005, we had 24 shareholders of which there were 15 class A preferred; 8 class B preferred; and 1 common.

Executive Compensation

To date we have only two employees other than our officers and directors. Our two employees each receive $35,000 in annual compensation. The President’s annual salary is $60,000 and each director receives $8,100 annually. Moreover, we presently have no formal employment agreements or other contractual arrangements with our officers or directors or any one else regarding the commitment of time or the payment of salaries or other compensation. The employees, officers and directors are working on an at will basis.

Index to the Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Vsurance, Inc.

(A Development Stage Enterprise)

We have audited the accompanying consolidated balance sheet of Vsurance, Inc., (the “Company”) as of December 31, 2005 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for the period since July 26, 2005, (Inception), ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2005 and the results of its operations and its cash flows for the period since July 26, 2005, (Inception), ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Durland & Company, CPAs, PA

Durland & Company, CPAs, P.A.

Palm Beach, Florida

February 13, 2006

Vsurance, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Balance Sheet

December 31, 2005

ASSETS	December 31, 2005
Current Assets
Cash and cash equivalents	$427,255
Commissions receivable	—
Prepaid expenses	1,197,917

Total Current Assets	1,625,172

Fixed Assets
Property and equipment - net	250

Other Assets
Software	193,764
Insurance Agency Licenses	—

Total Assets	$1,819,186

See accompanying notes to financial statements

Vsurance, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Balance Sheet

December 31, 2005

LIABILITIES AND STOCKHOLDERS’ EQUITY	December 31, 2005
Current Liabilities
Accounts payable	$138,735
Note payable	2,350,000
Unearned commissions	—

Total Current Liabilities	2,488,735

Long-Term Liabilities	—

Total Liabilities	2,488,735

Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized: $0.001 par value; 5,450,150 issued and outstanding	5,450
Common stock, 50,000,000 shares authorized: $0.001 par value; 100,000 issued and outstanding	100
Additional paid in capital	915,168
Retained earnings (deficit)	(1,590,267)

Total Stockholders’ Equity	(669,549)

Total Liabilities and Stockholders’ Equity	$1,819,186

See accompanying notes to financial statements

Vsurance, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Income

For the Period From July 20, 2005 (Inception) through December 31, 2005

Current Period and Since Inception
Commissions	$—

Marketing expenses	—
General and administrative expenses	(1,590,267)

Income (loss) before taxes
Provision for taxes	—

NET INCOME (LOSS)	$(1,590,267)

Basic net income (loss) per preferred share	$(0.29)
Diluted net income (loss) per common share

See accompanying notes to financial statements

Vsurance, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Cash Flow

For the Period From July 20, 2005 (Inception) through December 31, 2005

Current Period and Since Inception
Cash Flows From/For Operating Activities
Net Income (Loss)	$(1,590,267)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation	250
Amortization	83,819
Stock issued for services	122,450
Increase in Accounts payable	138,735

Net Cash Used in Operation Activities	(1,245,013)

Cash Flows For Investing Activities
Increase in Prepaid Expenses	(1,250,000)

Net Cash Used in Investing Activities	(1,250,000)

Cash Flows From Financing Activities
Proceeds from Notes Payable	2,850,000
Sale of Capital Stock	72,268

Net Cash From Financing Activities	2,922,268

Net Increase (Decrease) in Cash and Cash Equivalents	427,255

Cash and Cash Equivalents - Beginning	—

Cash and Cash Equivalents - Ending	$427,255

See accompanying notes to financial statements

Vsurance, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity

For the Period From July 20, 2005 (Inception) through December 31, 2005

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
Balance July 20, 2005	—	$—	$—		$—	$—	$—

Balance July 31, 2005

Sale of shares	737,500	738	—		4,781	—	5,519
Stock issued for equipment	62,500	63	—		438	—	500

Balance August 31, 2005

Shares issued for services	1,000,000	1,000	—		38,500	—	39,500
Shares issued for software	750,000	750	—		224,750	—	225,500

Balance December 31, 2005

Sale of shares	1,333,500	234	100,000	100	66,416	—	66,750
Sales issued for Debt	1,000,000	1,000	—	—	499,000	—	500,000
Shares issued for services	1,666,650	1,667	—		81,283	—	82,950

Net income (loss)	—	—	—	—	—	(1,590,267)	(1,590,267)

Balance December 31, 2005	6,550,150	$5,450	100,000	$100	$915,168	$(1,590,267)	$(669,549)

See accompanying notes to financial statements

VSURANCE, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

Vsurance, Inc. and Subsidiary Vsurance Insurance Agency, Inc. (the Company) are development stage companies as defined under Statements of Financial Accounting Standards No. 7. Vsurance, Inc. was incorporated on July 26, 2005, in the State of Nevada. Purfect Pet Insurance Agency, Inc. was incorporated on July 20, 2005, in the State of Ohio. Purfect Pet Insurance Agency changed its name to Vsurance Insurance Agency, Inc., and re-domiciled to New Mexico on December 31, 2005. Vsurance is a development stage Company. Vsurance intends to provide beneficial pet / horse resource centers—VetpetMD, Pinpoint Pet, and Purfect Pet Club—via the worldwide web in order to sell pet merchandise as an online affiliate of a leading pet retailer, lost and found registration services (Pet ID tags), global positioning system technologies to locate lost pets and horses, and lastly liability, life, and health insurance policies to cover property damage and veterinary expenses from and on pets and horses in the United States, United Kingdom and in other pet and horse concentrated countries.

The consolidated financial statements include the accounts of the Vsurance Insurance Agency. All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Vsurance uses an accrual basis accounting.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

The Company accounts for income taxes under the provisions of Statements of Financial Accounting Standards No. 109 “Accounting for Income Taxes”, which requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates. The Company has no differences between book and tax accounting.

Property and Equipment

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful life, which has been determined to be 1 year using the straight-lined method.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration of Credit Risks

During 2004 and at December 31, 2004, the Company had deposits in banks in excess of the FDIC insurance limit.

NOTE 2 – OTHER NONCURRENT ASSETS

Other non-current assets represent internal use insurance operating software and development utilities software valued on August 20, 2005, at $225,500. The Company in exchange for 745,000 shares of Preferred Class A stock received for internal use insurance operating software on August 20, 2005, valued at $224,000. The Company in exchange for 5,000 shares of Preferred Class A stock received development utilities software valued at $1,500. The Company has begun amortizing these costs. The utilities software valued at $1,500 useful life is 1 year. The internal insurance operating software is 2 years. The straight-lined method is used.

In addition the Company has had 102 admitted and surplus lines insurance licenses assigned to it by a shareholder and a consultant. Due to the difficulty in valuing these licenses the Company has assigned a carrying value of $0.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are summarized by major classifications as follows:

December 31, 2005
Equipment	$500
Less accumulated depreciation	(250)

Ending balance	$250

Software	$225,500
Less accumulated amortization	(31,736)

Ending balance	$193,764

NOTE 4 - NOTES PAYABLE

On December 15, 2005, the Company (Vsurance) executed a Loan and Security Agreement with Samir Financial, LLC for $4,000,000. This loan is due in full at the end of twelve months. All interest and expenses have been prepaid. The stated interest rate is 30% per annum. Security is all company assets including un-disbursed funds held in escrow. Closing fees together with prepaid interest totaled $2,450,000 which netted the Company $1,550,000 in proceeds that will be disbursed in accordance with a draw down schedule ($500,000 at closing; $250,000 on January 31, 2006; $250,000 in February 28, 2006; $250,000 on March 31, 2006; and $300,000 an April 30, 2006). The first draw has been received.

NOTE 5 – INCOME TAXES

The Company has a net operating loss of approximately $1,590,267 available for carry-forward of up to twenty (20) years for federal purposes. Pursuant to Internal Revenue Code Section 382 and the regulations there under, the amounts of utilizable carryover may be limited as a result of ownership changes or even eliminated if business continuity requirements are not met. There were no temporary differences allowing no deferred tax liabilities to arise.

Components of Income Tax Expenses are as follows:

December 31, 2005
CURRENT
Federal	$0.00
State	$0.00

Net provision / (benefit for income taxes)	$0.00

NOTE 6 - RELATED PARTY TRANSACTIONS

There were no material related party transactions from inception to the period ending December 31, 2005.

NOTE 7 - OPERATING SEGMENTS

The Company organizes its business into two reportable segments: the parent company (Vsurance, Inc.), and the insurance agency (Vsurance Insurance Agency, Inc.); however, all assets and expenditures are reported through the parent company (Vsurance) since operations have not commenced. Therefore, there are no supplemental schedules on the subsidiary that would breakdown assets, liabilities and operations for each of these segments.

NOTE 8 – GOING CONCERN

The Company has not generated any revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. Management feels the Company’s continuation as a going concern depends upon its ability to obtain additional sources of capital and financing. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

VSURANCE, INC.

PROSPECTUS

Until             , 2006 (90 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

Part II - Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The question of whether a director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution*

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement.

Amount
SEC registration fee
Printing and shipping expenses
Legal fees and expenses
Accounting fees and expenses
Transfer and Miscellaneous expenses
Total

*	All expenses except SEC registration fee are estimated.

Item 26. Recent Sales of Unregistered Securities

In July 2005 through December 2005, as depicted in the audited financial statements, the following preferred and common shares were issued to accredited investors without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act, and from similar applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities.

	Shares Issued	Consideration
Joel D. Clendening Class A preferred issued for services 8/20/2005	20,000	$150.00

Coactive Systems, Inc Class A preferred issued for cash investment, asset contribution, and services 8/20, 10/1, & 11/9/2005	760,050	$230,525.00

Albert Grasso (1) Class A preferred issued for equity investment 11/30/2005	600,000	$250,000.00

Sara Mirza Trust (1) Class A preferred issued for equity investment 11/30/2005	600,000	$250,000.00

Hampton Insurance Company Ltd Class A preferred issued for services 11/30/2005	100,000	$3,000.00

Allen Hayes Class A preferred issued for cash investment 10/1/2005	3,350	$1,675.00

Terance Kelley Class A preferred issued for services and cash investment 8/20 & 10/1/2005	403,350	$11,675.00

Recent Sales of Unregistered Securities, Continued

Donna L. Killean Class A preferred issued for services and cash investment 8/2 & 10/1/2005	356,700	$11,168.50

Matt Lile Class A preferred issued for services 11/30/2005	200,000	$6,000.00

Ann Perniciaro Class A preferred issued for cash investment 10/1/2005	3,350	$1,675.00

Malcolm Pollard Class A preferred issued for cash investment 10/1/2005	3,350	$1,675.00

Sandias Azucaradas CR SA Class A preferred issued for services 8/20/2005	100,000	$2,500.00

Holly Stanley Class A preferred issued for services 10/1/2005	1,500,000	$30,000.00

Sterling Capital Holdings, Ltd Class A preferred issued for cash investment 10/1/2005	100,000	$50,000.00

Strategic Corporate Advisors LLC Class A preferred issued for services 8/20/2005	100,000	$2,500.00

Divine Capital Markets Common issued for services 10/1/2005	100,000	$50,000.00

Joseph I. Emas Class B preferred issued for services 8/25/2005	50,000	$1,500.00

Hampton Insurance Company Ltd Class B preferred issued for services 11/30/2005	100,000	$3,000.00

Allen Hayes Class B preferred issued for services 8/25/2005	50,000	$1,500.00

Maureen Hickey Class B preferred issued for services 11/30/2005	20,000	$837.50

Matt Lile Class B preferred issued for services 11/30/2005	200,000	$6,000.00

Ann Perniciaro Class B preferred issued for services 8/25/2005	50,000	$1,500.00

Malcolm Pollard Class B preferred issued for services 8/25/2005	100,000	$3,000.00

Holly Stanley Class B preferred issued for services 11/30/2005	30,000	$837.50

Total as of December 31, 2005	5,550,150	$920,718.50

(1)	The equity investment of Albert Grasso and Sara Mirza Trust totaling $500,000 will reduce the loan balance to Samir Financial (Lender) when and if the loan is repaid when due (December 14, 2006). See financial statement footnotes for additional information.

Recent Sales of Unregistered Securities, Continued

In January 2006 through February 22, 2006, after the audited financial statement period of inception through December 31 2005, the following preferred and common shares were issued to accredited investors without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act, and from similar applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities. Four existing, as of December 31, 2005, preferred class A shareholders converted their shares to common.

	Shares Issued	Consideration
Mark Spaner Class A preferred issued for services 1/31/2006	65,000	$32,500.00

Mark Spaner Class B preferred issued for services 1/31/2006	100,000	$30,000.00

J. Michael Pickens, JD (1) Class B preferred issued for services 1/31/2006	100,000	$3,000.00

Sara Mirza Trust (2) Class A preferred issued for equity investment 1/31/2006	600,000	$300,000.00

Joel D. Clendening (3) Class A preferred issued for services on 8/20/2005 were converted to shares of common stock on 1/26/2006	100,000	$0.00

Sandias Azucaradas CR SA (3) Class A preferred issued for services on 8/20/2005 were converted to shares of common stock on 1/27/2006	500,000	$0.00

Sterling Capital Holdings, Ltd (3) Class A preferred issued for cash investment on 10/1/2005 were converted to shares of common stock on 1/27/2006	500,000	$0.00

Strategic Corporate Advisors LLC (3) Class A preferred issued for services on 8/20/2005 were converted to shares of common stock on 1/27/2006	500,000	$0.00

Meghan Anderson Common issued for equity investment 2/3/2006	2,050	$1,025.00

Theodore Arslanian Common issued for equity investment 2/6/2006	2,200	$1,100.00

Alan Coogan Common issued for equity investment 2/8/2006	2,100	$1,050.00

Recent Sales of Unregistered Securities, Continued

Michael J. Drew Common issued for equity investment 2/8/2006	2,600	$1,300.00

Robert Duesing Common issued for equity investment 2/10/2006	2,150	$1,075.00

Theodore Neal Easterling Common issued for equity investment 2/10/2006	2,000	$1,000.00

Ralph L. Glossner Common issued for equity investment 2/10/2006	2,000	$1,000.00

Richard Haas Common issued for equity investment 2/13/2006	2,200	$1,100.00

C. Fred Hoch Common issued for equity investment 2/13/2006	2,100	$1,050.00

David Hoch Common issued for equity investment 2/13/2006	2,100	$1,050.00

Patrick Hoch Common issued for equity investment 2/14/2006	2,000	$1,000.00

Roger A. Kimmel Common issued for equity investment 2/14/2006	2,500	$1,250.00

Gary A. Kleinman Common issued for equity investment 2/14/2006	2,500	$1,250.00

William A. Little, III Common issued for equity investment 2/14/2006	2,200	$1,100.00

Corrine Mack Common issued for equity investment 2/16/2006	2,100	$1,050.00

L. James Martin Common issued for equity investment 2/16/2006	2,400	$1,200.00

Ian McSherry Common issued for equity investment 2/16,2006	2,000	$1,000.00

Phillip McSherry Common issued for equity investment 2/16/2006	2,150	$1,075.00

Walter C. McSherry Common issued for equity investment 2/16/2006	2,150	$1,075.00

Harry Nyce Common issued for equity investment 2/17/2006	2,500	$1,250.00

Shawn Pecore Common issued for equity investment 2/17/2006	2,000	$1,000.00

Curtis J. Rhoads Common issued for equity investment 2/18/2006	2,000	$1,000.00

Recent Sales of Unregistered Securities, Continued

Daniel Ryan Common issued for equity investment 2/18/2006	2,250	$1,125.00

Thomas Simpson Common issued for equity investment 2/20/2006	2,100	$1,050.00

Christopher Sullivan Common issued for equity investment 2/20/2006	2,000	$1,000.00

Stephen B. Thompson Common issued for equity investment 2/20/2006	2,150	$1,075.00

Norris Trombetta Common issued for equity investment 2/20/2006	2,200	$1,100.00

Richard Warren Common issued for equity investment 2/20/2006	2,000	$1,000.00

James Watson Common issued for equity investment 2/21/2006	2,100	$1,050.00

Michael Wojnicki Common issued for equity investment 2/21/2006	2,200	$1,100.00

Leland C. Wolf Common issued for equity investment 2/21/2006	2,000	$1,000.00

Thomas Woods Common issued for equity investment 2/21/2006	2,000	$1,000.00

Robert C. Zacher Common issued for equity investment 2/21/2006	2,000	$1,000.00

Total as of December 31, 2005	5,550,150	$920,718.50
Less: Preferred class A shares returned and converted to common shares	(320,000)	0

Total as of February 22, 2006	7,768,750	$1,323,018.50

(1)	Since the Company does not have Directors Officers Insurance the price per share was discounted given this financial exposure for this new incumbent director.
(2)	The equity investment of the Sara Mirza Trust totaling $300,000 will reduce the loan balance to Samir Financial (Lender) when and if the loan is repaid when due (December 14, 2006).
(3)	These existing preferred class A shareholders elected to convert their shares to common stock. This conversion took place after December 31, 2005. No general solicitation was made in connection with the conversion of these securities and this was a cashless conversion.

The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 504 and 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Item 27. Exhibits.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1	—	Articles of Incorporation
3.1(b)	—	Amendment to the Articles of Incorporation
3.2	—	Bylaws
4.1	—	Form of Common Stock Certificate
5.1	—	Opinion of Joseph Emas, Attorney at Law
10.1	—	Escrow Agreement
23.1	—	Consent of Joseph Emas, Attorney at Law (see 5.1 opinion)
23.2	—	Consent of Independent Registered Public Accounting Firm.
99.1	–	Subscription Agreement

Item 28. Undertakings

We hereby undertake to:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(4) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

(i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 Registration Statement to be signed on its behalf by the undersigned, on February 24, 2006

VSURANCE, INC

By:	/s/ J. MATT LILE, III, RHU
J. Matt Lile, III, RHU, President

By:	/s/ MALCOLM L. POLLARD
Malcolm L. Pollard, CPA, JD Secretary and Treasurer.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below followed by an asterisk hereby constitute and appoint J. Matt Lile, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign a registration statement on form SB-2 with respect to the registrant, and to further sign any and all amendments thereto (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under the Securities Act of 1933, which relates to this registration statement) and, to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Name	Date

/s/ Allen A. Hayes, MD PhD Allen A. Hayes, MD PhD	February 24, 2006

/s/ Malcolm L. Pollard, JD, CPA Malcolm L. Pollard, JD, CPA	February 24, 2006

/s/ Ann M. Perniciaro Ann M. Perniciaro	February 24, 2006

/s/ J. Michael Pickens, JD J. Michael Pickens, JD	February 24, 2006

Exhibit Index

Exhibit No.		Description
3.1	—	Articles of Incorporation

3.1(b)	-	Amendment to the Articles of Incorporation

3.2	—	Bylaws

4.1	—	Form of Common Stock Certificate

5.1	—	Opinion of Joseph Emas, Attorney at Law

10.1	—	Escrow Agreement

23.1	—	Consent of Joseph Emas, Attorney at Law (see 5.1 opinion)

23.2	—	Consent of Independent Registered Public Accounting Firm.

99.1	–	Subscription Agreement